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                                                                EXHIBIT 99(K)(7)


                            TRUST EXPENSE AGREEMENT

     This TRUST EXPENSE AGREEMENT dated as of this ____ day of November, 1998, between Aldobrandini (Holdings) Limited, a special purpose limited liability company incorporated under the laws of, and domiciled in, Jersey, Channel Islands (the "Jersey Holding Company") and The Bank of New York (the "Service Provider"), in its capacities as administrator, custodian and paying agent for ANZ Exchangeable Preferred Trust II (the "Trust").

     WHEREAS, the Trust is a business trust created pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del.C. (Sections 3801 et seq.)), under and by virtue of the Amended and Restated Trust Agreement dated as of November 6, 1998 (the "Trust Agreement"); and

     WHEREAS, in consideration of the investment by the Trust in the Debt Securities, the Jersey Holding Company desires to make provisions for the payment of certain ongoing expenses of the Trust;

     NOW, THEREFORE, the parties agree as follows:

     1. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement, the Expense and Indemnity Agreement or the Purchase Agreement.

     2. AGREEMENT TO PAY EXPENSES. On each Dividend Payment Date, the Jersey Holding Company shall pay to the Service Provider on behalf of the Trust in immediately available funds the Quarterly Amount (as defined in the Expense and Indemnity Agreement) of the Trust for the period commencing on such Dividend Payment Date to but excluding the next succeeding Dividend Payment Date (the "Quarterly Dividend Period"). Such payments shall be deposited and held in an expense account maintained by the Service Provider on behalf of the Trust that is separate from the Trust Account pursuant to Section 3.05 of the Trust Agreement (the "Trust Expense Account"). In the event that the aggregate amount of expenses payable by the Trust during any Quarterly Dividend Period exceeds the sum of its Quarterly Amount for such Quarterly Dividend Period and its cash balance at the beginning of such period, the Jersey Holding Company shall pay to the Trust the amount of such excess; provided, however, that the foregoing shall only apply to expenses incurred by the Trust as permitted by, and reasonably related to the business purpose specified in, the Trust Agreement or required or incurred by operation of applicable law or regulation or executive, judicial or administrative order or decree.

     3. CONDITION TO PAYMENT. The obligations of the Jersey Holding Company under Section 2 hereof shall be subject to the condition that (i) the TrUEPrS issued by the Trust shall have been issued and paid for at the Closing Time (as defined in the Purchase Agreement)
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and (ii) the Trust has performed its obligations under the Expense and Indemnity
Agreement, including Section 5 thereof.

     4. TERM OF CONTRACT; TRUST DISSOLUTION. This Agreement shall survive the Exchange Date and continue in effect until the dissolution of the Trust in accordance with Section 7.03 of the Trust Agreement but only with respect to Quarterly Amounts payable prior to the Exchange Date or expenses arising, or relating to periods ending, on or prior to the Exchange Date. After the Exchange Date and prior to the dissolution of the Trust, any amount remaining in the Trust Expense Account, after deducting any expenses payable by the Trust, shall be paid to the ANZ Affiliate pursuant to the Expense and Indemnity Agreement as an Additional Indemnity Fee (as defined therein).

     5. STATEMENTS AND REPORTS. The Service Provider shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any expenses payable pursuant to this Agreement and shall prepare and maintain (or cause to be prepared and maintained) adequate books and records showing all receipts and disbursements of funds in connection therewith. The Jersey Holding Company shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

     6. NO ASSIGNMENT. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other party.

     7. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

     8. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be directed as follows (or to such other address for a particular party as shall be specified by such party in a like notice given pursuant to this Section 8):

     The Service Provider:   The Bank of New York
                             101 Barclay Street
                             New York, New York 10286
                             Telecopier:  (212) 839-5999
                             Attention:  Hugo Gindraux

     The Jersey Holding
          Company:           Aldobrandini (Holdings) Limited
                             Templar House, Don Road
                             St. Helier, Jersey JE4 8WH
                             British Channel Islands
                             Telecopier: 44-1534-500-450
                             Attention:  Company Secretary

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Except as otherwise specifically provided herein, all notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices set forth above, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, (ii) transmitted by any standard form of telecommunication to the offices set forth above, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business Day), or (iii) sent by certified mail, return receipt requested to the offices set forth above, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused).

     9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10. CONSENT TO JURISDICTION. The Jersey Holding Company agrees that any legal suit, action or proceeding brought by the Service Provider or by any person controlling the Service Provider, arising out of or based upon this Agreement may be instituted in any State or Federal court in the Borough of Manhattan, City and State of New York, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such court in any suit, action or proceeding. The Jersey Holding Company has appointed CT Corporation System ("CT Corporation") as its authorized agent (the "Authorized Agent") upon which process may be instituted in any State or Federal court in the Borough of Manhattan, City and State of New York by the Service Provider and expressly accepts the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable unless and until a successor authorized agent, located or with an office in the Borough of Manhattan, City and State of New York, shall have been appointed by the Jersey Holding Company and such appointment shall have been accepted by such successor authorized agent. The Jersey Holding Company represents and warrants that CT Corporation has agreed to act as said agent for service of process, and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Jersey Holding Company shall be deemed, in every respect, effective service of process upon the Jersey Holding Company.

     11. JUDGMENT CURRENCY. The Jersey Holding Company hereby agrees to indemnify the Service Provider against any loss incurred by the Service Provider as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the "Judgment Currency") other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Service Provider would have been able to purchase U.S.

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dollars with the amount of the Judgment Currency actually received by the
Service Provider had the Service Provider utilized such amount of Judgment Currency to purchase U.S. dollars as promptly as practicable upon the receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Jersey Holding Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include an allowance for any customary or reasonable premium and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

     12. WAIVER OF IMMUNITIES. To the extent that the Jersey Holding Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from set-off or process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Jersey Holding Company hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

     13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.

                              THE BANK OF NEW YORK



                              By:___________________________________
                                 Name:
                                 Title:


                              ALDOBRANDINI (HOLDINGS) LIMITED



                              By:___________________________________
                                 Name:
                                 Title:

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